Exhibit 99

CAUTIONARY STATEMENT

Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) are included in our Form 10–K. The words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions identify forward-looking statements in our Form 10-K and in our future filings with the Securities and Exchange Commission, in our press releases, in our presentations to securities analysts or investors, and in oral statements made by or approved by an executive officer of Robinson. Forward-looking statements involve risks and uncertainties that may materially and adversely affect our business, results of operation, financial condition or prospects, and may cause our actual results to differ materially from historical results or the results discussed in the forward-looking statements.

You should consider carefully the following cautionary statements if you own our common stock or are planning to buy our common stock. We intend to take advantage of the “safe harbor” provisions of the PSLRA by providing this discussion. We are not undertaking to address or update each factor in future filings or communications regarding our business or results except to the extent required by law.

Demand for our services may decrease during an economic recession. The transportation industry historically has experienced cyclical financial results as a result of economic recession, the business cycles of customers, price hikes by carriers, interest rate fluctuations, and other economic factors beyond our control. Carriers can be expected to charge higher prices to cover higher operating expenses, and our net revenues and income from operations may decrease if we are unable to pass through to our customers the full amount of higher transportation costs. If economic recession or a downturn in our customers’ business cycles causes a reduction in the volume of freight shipped by those customers, particularly among certain national retailers or in the food, beverage or printing industries, our operating results could also be adversely affected.

We depend upon available equipment and services. We do not own trucks or other transportation equipment, and we depend in part on independent third parties to provide truck, rail, ocean and air services. Equipment shortages in the transportation industry have occasionally occurred, particularly among truckload carriers. If we are unable to secure sufficient equipment or other transportation services to meet our customers’ needs, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently.

Our international business raises additional difficulties. We provide services within and between continents on an increasing basis. Our business outside of the United States is subject to various risks, including:

•	changing local economic and market conditions,

•	political and economic instability,

•	fluctuations in currency exchange rates,

•	armed conflicts, and

•	unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation.

As we expand our business in foreign countries we will expose the Company to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have no control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

Our management and internal systems may be inadequate to handle continued growth of our business. Our continued success depends upon our ability to attract and retain a large group of motivated salespersons and other logistics professionals. If we cannot recruit and retain a sufficient number of personnel, we may be forced to limit our growth. We cannot assure you that we will be able to continue to hire and retain a sufficient number of qualified personnel. Our rapid expansion of operations has placed added demands on our management and operating systems. Continued expansion depends in large part on our ability to develop successful salespersons into managers and to implement enhancements to our information systems that are adaptable to the changes in our business and the requirements of our customers.

We face substantial industry competition. Competition in the transportation services industry is intense and broad based. We compete against other non-asset based logistics companies as well as logistics companies that own their own equipment, third-party freight brokers, Internet matching services and Internet freight brokers, and carriers offering logistics services. We also compete against carriers’ internal sales forces and shippers’ transportation departments. We often buy and sell transportation services from and to many of our competitors. Historically, competition has created downward pressure on freight rates, and continued rate pressure may adversely affect our net revenues and income from operations.

Our earnings may be affected by seasonal changes in the transportation industry. Results of operations for our industry generally show a seasonal pattern as customers reduce shipments during and after the winter holiday season. In recent years, our operating income and earnings have been lower in the first quarter than in the other three quarters. Although seasonal changes in the transportation industry have not had a significant impact on our cash flow or results of operations, we expect this trend to continue and we cannot assure you that it will not adversely impact us in the future.

Our sourcing business is dependent upon the supply and price of fresh produce. The supply and price of fresh produce is affected by government food safety regulation, growing conditions (such as drought, insects and disease), and other conditions over which we have no control. Shortages or overproduction of fresh produce affect commodity prices, which are often highly volatile.

Sourcing and reselling fresh produce exposes us to possible product liability. Agricultural chemicals used on fresh produce are subject to various approvals, and the commodities themselves are subject to regulations on cleanliness and contamination. Product recalls in the produce industry have been caused by concern about particular chemicals and alleged contamination, often leading to lawsuits brought by consumers of allegedly affected produce. Because we sell produce, we may have legal responsibility arising from the sale. While we are insured for up to $75 million for product liability claims, settlement of class action claims is often costly, and we cannot assure you that our liability coverage will be adequate and will continue to be available. If we have to recall produce, we may be required to bear the cost of repurchasing, transporting and destroying any allegedly contaminated product, which our insurance does not cover. Any recall or allegation of contamination could affect our reputation, particularly of our produce brand: The Fresh 1®. Loss due to spoilage (including the need for disposal) is also a routine part of the sourcing business.

Our business depends upon compliance with numerous government regulations. We are licensed by the Department of Transportation as a broker authorized to arrange for the transportation of general commodities by motor vehicle. We must comply with certain insurance and surety bond requirements to act in this capacity. We are also licensed by the Federal Maritime Commission as an ocean freight forwarder, which requires us to maintain a non-vessel operating common carrier bond. We are also licensed by the United States Customs Service of the Department of the Treasury. We source fresh produce under a license issued by the Department of Agriculture. Our failure to comply with the laws and regulations applicable to entities holding these licenses could materially and adversely affect our results of operations or financial condition. Legislative or regulatory changes can affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services.

We increasingly derive a significant portion of our gross revenues from our largest clients. The sudden loss of a number of our major clients could materially and adversely affect our operating results.

We may be unable to identify or complete suitable acquisitions and investments. We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty assimilating its businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our stockholders.

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